Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - August 2011

Series	2003-4
Deal Size	$725MM
Expected Maturity	10/15/2013
Yield	17.76%
Less: Coupon	0.57%
Servicing Fee	1.50%
Net Credit Losses	4.82%
Excess Spread :
August-11	10.87%
July-11	11.67%
June-11	11.87%
Three Month Average Excess Spread	11.47%
Delinquency:
30 to 59 Days	0.71%
60 to 89 Days	0.54%
90+ Days	1.29%
Total	2.54%
Principal Payment Rate	22.38%